Exhibit 99.1
Armstrong Energy, Inc. Announces Results for the
Quarter and Year Ended December 31, 2016

•	Fourth quarter 2016 revenue totaled $67.8 million on 1.6 million tons sold with full year revenue of $253.9 million on 6.0 million tons sold.

•	Adjusted EBITDA was $12.0 million in the fourth quarter and $33.2 million for the year.

•	Available liquidity totaled $57.5 million at December 31, 2016.

•	Recognized a non-cash charge of $10.5 million in the fourth quarter from a settlement with Thoroughbred Resources, LP
St. Louis, March 31, 2017 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported results for both the three and twelve month periods ended December 31, 2016. The following table highlights the key financial metrics for the periods.

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,597	1,857	5,958	7,791
Revenue	$67,761	$82,220	$253,902	$360,900
Adjusted EBITDA (1)	$11,951	$15,689	$33,224	$68,483
Average Sales Price per Ton	$42.43	$44.28	$42.62	$46.32
Cost of Coal Sales per Ton (2)	$32.54	$34.51	$34.85	$36.31
Adjusted EBITDA(1) per ton	$7.48	$8.45	$5.58	$8.79

1  Non-GAAP measure; please see definition and reconciliation below.
2 Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $67.8 million and $253.9 million for the three and twelve months ended December 31, 2016, respectively, are 17.6% and 29.6% lower than the comparable periods of the prior year primarily attributable to an unfavorable volume variance. The volume variance experienced for the three and twelve months ended December 31, 2016 of $11.5 million and $84.9 million, respectively, is due to a decline in customer demand resulting in lower contracted amounts in the current year. In addition, we experienced an unfavorable price variance of $2.9 million and $22.0 million for the three and twelve months ended December 31, 2016, respectively, driven primarily by lower overall contract pricing and unfavorable transportation adjustments, which are included as a component of the price in certain of our long-term coal supply agreements as a result of declining diesel prices, during 2016, when compared to 2015.
Costs of coal sales of $52.0 million and $207.6 million for the three and twelve months ended December 31, 2016, respectively, are 18.9% and 26.6% lower than the comparable periods of the prior year due to both the decrease in volume and improved operating efficiency. On a per ton basis, cost of coal sales for the three and twelve months ended December 31, 2016 totaled $32.54 and $34.85, respectively, which represents a decrease of $1.97 per ton and a decrease of $1.46 per ton, as compared to the same periods in 2015. The decrease in the cost of coal sales per ton, as compared to the same periods of 2015, is due to lower repairs, maintenance and supplies costs at our underground mines, lower diesel fuel costs, favorable equipment lease and rental expenses, and lower blasting expenses at our surface operations due to a higher amount of unconsolidated overburden.
Asset impairment and restructuring charges totaled $1.1 million and $4.4 million for the three and twelve month periods ended December 31, 2016, respectively, as compared to zero and $138.7 million for the same periods of 2015. The current year charges related to the write-off of certain advance royalties that could no longer be recouped. The prior year charge was primarily associated with the write-down of the carrying value of our long-lived assets to their estimated fair value.
Non-cash charge on settlement with Thoroughbred totaled $10.5 million for the quarter and year ended December 31, 2016, which related to the resolution of a dispute with Thoroughbred involving certain related-party transactions. See "Settlement Agreement with Thoroughbred" below for further discussion of the nature of the dispute and eventual settlement.
General and administrative (G&A) expenses were $4.0 million and $13.5 million for the three and twelve months ended December 31, 2016, respectively, which were $0.8 million higher and $2.3 million lower than the comparable periods in 2015. The increase in the fourth quarter of this year is primarily due to an increase in legal and professional fees and non-income related taxes. The decrease year-over-year is due primarily to lower labor and benefits expense and insurance costs.
Net loss for the three and twelve months ended December 31, 2016 totaled $20.7 million and $58.8 million, respectively, as compared to net loss of $2.0 million and $162.1 million for the three and twelve month periods ended December 31, 2015, respectively. The $18.7 million decline in profitability for the three months ended December 31, 2016, as compared to the same period of 2015, is due to a decline in gross profit, higher G&A expense, the recognition of an impairment charge and loss on termination of our revolving credit facility, the recognition of the charge related to the settlement with Thoroughbred, and incurring costs associated with the evaluation of strategic alternatives in current year quarter, partially offset by an income tax benefit recognized in the prior year quarter. For the twelve month period, excluding the impact of the prior year asset impairment and restructuring charges, net loss increased by $35.4 million. The variance is driven by a decline in gross profit in the current year, the impairment charge recognized in 2016, the recognition of the charge related to the settlement with Thoroughbred in 2016, and the refund in the second quarter of 2015 of certain previously paid Kentucky sales and use taxes, partially offset by lower depreciation, depletion, and amortization and G&A expenses in the current year.
Adjusted EBITDA of $12.0 million and $33.2 million for the three and twelve month periods ended December 31, 2016, respectively, are 23.8% and 51.5% lower than the comparable periods of the prior year. The decrease in Adjusted EBITDA for the three and twelve months ended December 31, 2016 resulted primarily from a decline in gross profit resulting from lower sales volume and average pricing, as compared to the same periods of 2015, and, for the full year, the refund in the second quarter of 2015 of certain previously paid Kentucky sales and use taxes.
Liquidity
The principal indicators of our liquidity are our cash on hand and, prior to its termination, availability under our asset-based revolving credit facility (Revolving Credit Facility), which was terminated effective November 14, 2016. Our available liquidity as of December 31, 2016 was $57.5 million, which was comprised solely of cash on hand.
We have experienced recurring losses from operations, which has led to a substantial decline in cash flows from operating activities for the year ended December 31, 2016. Our current operating plan indicates that we will continue to incur losses from operations and generate negative cash flows from operating activities. In addition, we entered into a settlement agreement with Thoroughbred, effective March 29, 2017, whereby we agreed, among other things, to begin paying Thoroughbred all production royalties earned on or after January 1, 2017 in cash (see " - Settlement Agreement with Thoroughbred" for more information with respect to the settlement agreement). Our continuing operating losses, negative cash flow projections and other liquidity risks raise substantial doubt regarding our ability to continue as a going concern.
Due to our current financial outlook, we have undertaken steps to preserve our liquidity and manage operating costs, including controlling capital expenditures. Beginning in 2015, we undertook steps to enhance our financial flexibility and reduce cash outflows in the near term, including a streamlining of our cost structure and anticipated reductions in production volumes and capital expenditures. In addition, we are actively negotiating a restructuring with advisers to certain holders of our 11.75% Senior Secured Notes due 2019 (the Notes), who collectively beneficially own or manage in excess of 75% of the aggregate principal amount of the Notes.
We have engaged financial and legal advisers to assist us in restructuring our capital structure and evaluate other potential alternatives to address the impending liquidity constraints. However, there can be no assurance that any restructuring will be possible on acceptable terms, if at all. It may be difficult to come to an agreement that is acceptable to all of our creditors. Our failure to reach an agreement on the terms of a restructuring with our creditors would have a material adverse effect on our liquidity, financial condition and results of operations. In addition, if a successful restructuring with the holders of the Notes is not achieved, it may be necessary for us to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring, or our creditors could force us into an involuntary bankruptcy or liquidation.
Please read our Annual Report on Form 10-K filed today for additional information about our current financial position, including the risks and uncertainties associated with restructuring the Notes.
Settlement Agreement with Thoroughbred
On December 16, 2016, we received notification from legal counsel for Thoroughbred Holdings, the general partner of Thoroughbred, disputing the calculation of deferred royalties and valuation of certain jointly-owned land and mineral reserves in Muhlenberg and Ohio Counties, Kentucky (the Jointly-Owned Property) pursuant to the First Amended and Restated Royalty Deferment and Option Agreement (the Royalty Agreement). In the December 16th correspondence, counsel for Thoroughbred Holdings asserted that certain third-party valuations prepared in order to ascertain the amount of the Jointly-

Owned Property to be transferred from us to Thoroughbred pursuant to the Royalty Agreement to satisfy production royalties due to Thoroughbred were inaccurate for fiscal year 2016 and prior years. Therefore, according to Thoroughbred, its ownership in the Jointly-Owned Property would have reached 100% during or prior to fiscal year 2016.
We promptly notified Thoroughbred that we disputed these assertions and requested information supporting Thoroughbred’s arguments. Following our request, in a letter dated January 6, 2017, Thoroughbred Holding’s CEO advised us that Thoroughbred, based on its analysis, concluded that our valuation of the remaining Jointly-Owned Property was significantly overstated, and using its valuation methodology, Thoroughbred would have been entitled to 100% ownership of the Jointly-Owned Property during the first half of 2016. Therefore, according to Thoroughbred’s calculations, cash payment of production royalties was required for a portion of the royalties incurred during 2016 and thereafter. In addition, Thoroughbred questioned several of the inputs utilized in the valuation by us during prior years, therefore challenging the validity of the prior land and reserve transfers.
By subsequent letter dated February 15, 2017, Thoroughbred clarified that its valuation analysis ascertained that the fair market value of the entirety of the Jointly-Owned Property as of December 31, 2016 was not more than $35 million. In addition, Thoroughbred insisted that applying more conservative inputs to the valuations of prior periods resulted in the underpayment of production royalties by not less than $26 million and potentially in excess of $40 million through December 31, 2016. Thoroughbred’s counsel, by separate letter dated February 15, 2017, also took exception to our calculation of the amount of deferred royalties for the year ended December 31, 2016, the amount of certain offsets from these deferred royalties by amounts due from Thoroughbred to us pursuant to an Administrative Services Agreement, and the offset of certain production royalties that we have overpaid to Thoroughbred on properties other than the Jointly-Owned Property. We subsequently notified Thoroughbred of our continued disagreement with their claims.
Following a series of negotiations, Armstrong and certain of its affiliates, and Thoroughbred Holdings and certain of its affiliates, entered into a settlement agreement effective March 29, 2017 (the Settlement Agreement) to resolve all of these claims and to avoid the uncertainties of a potential lengthy arbitration. Under the terms of the Settlement Agreement, in exchange for our transfer of a 20.81% undivided interest in the transferable Jointly-Owned Property, we and Thoroughbred Holdings agreed to mutual waivers and releases related to the Royalty Agreement, the payment of production royalties or any other sums due under the leases prior to January 1, 2017, and the Administrative Services Agreement. Thoroughbred also waived and released any prior claims against us for lost or wasted coal or mining practices and operational decisions made by us; any other demands, claims, or assertions set forth in the various communications from Thoroughbred Holdings and its legal counsel to us; and any other claims arising from our administration of the leases prior to January 1, 2017. In addition, we agreed to begin paying Thoroughbred all production royalties earned on or after January 1, 2017 in cash pursuant to the existing lease terms, with royalties earned for January and February 2017 totaling $2.7 million being paid on March 31, 2017.
As a result of the Settlement Agreement, we recognized a non-cash charge in the year ending December 31, 2016 totaling $10.5 million related to the 9.86% increase in the Jointly-Owned Property transferred to resolve the aforementioned disputes. The 9.86% interest in the Jointly-Owned Property represents production royalties that were expected to be earned by Thoroughbred in the first half of 2017, which would have resulted in Thoroughbred’s interest in the Jointly-Owned Property reaching 100.0%. Effective with the execution of the Settlement Agreement, amounts accrued to Thoroughbred totaling $11.7 million as of December 31, 2016 were forgiven as consideration for the transfer of the remaining interest in the Jointly-Owned Property. In addition, the Jointly-Owned Property that was the subject of the dispute has been leased and/or subleased by

Thoroughbred to us in exchange for a production royalty effective January 1, 2017. As a result of our continuing involvement in the land and mineral reserves transferred to Thoroughbred, this transaction is accounted for as a financing arrangement, and, therefore, will result in an increase to the long-term obligation to Thoroughbred totaling $22.2 million during the first quarter of 2017.
Short-term Outlook
Armstrong currently has approximately 5.3 million tons committed and priced for 2017. Capital expenditures for 2017 are expected to be in the range of $9.0 million to $13.0 million. With respect to any significant development projects, we plan to defer them to time periods beyond 2017 and will continue to evaluate the timing associated with those projects based on changes in overall coal supply and demand.
Retirement of Executive Officer
By letter dated March 29, 2017, Kenneth E. Allen, our Executive Vice President and Chief Operating Officer, informed the Company of his intention to retire effective June 1, 2017. Upon his retirement, Mr. Allen will continue as a consultant to the Company to help support its operations.
Conference Call
A conference call regarding Armstrong’s fourth quarter and full year 2016 financial results will be held on April 5, 2017 at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls over 560 million tons of proven and probable coal reserves in Western Kentucky and currently operates five mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$67,761	$82,220	$253,902	$360,900
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	51,959	64,077	207,630	282,903
Production royalty to related party	1,915	1,845	7,121	7,879
Depreciation, depletion, and amortization	8,146	7,836	31,040	47,259
Asset retirement obligation expenses	409	650	1,428	1,966
Asset impairment and restructuring charges	1,050	—	4,431	138,679
Non-cash charge on settlement with Thoroughbred	10,542	—	10,542	—
General and administrative expenses	4,002	3,250	13,541	15,813
Operating income (loss)	(10,262)	4,562	(21,831)	(133,599)
Other income (expense):
Interest expense, net	(8,728)	(8,235)	(34,183)	(34,685)
Other, net	(1,673)	708	(2,699)	5,486
Loss before income taxes	(20,663)	(2,965)	(58,713)	(162,798)
Income taxes	—	970	(117)	657
Net loss	(20,663)	(1,995)	(58,830)	(162,141)
Less: income attributable to non-controlling interest	—	—	—	—
Net loss attributable to common stockholders	$(20,663)	$(1,995)	$(58,830)	$(162,141)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$57,505	$67,617
Accounts receivable	13,059	14,270
Inventories	11,809	14,562
Prepaid and other assets	2,539	1,952
Total current assets	84,912	98,401
Property, plant, equipment, and mine development, net	233,766	261,398
Investments	2,794	3,525
Other non-current assets	12,683	17,387
Total assets	$334,155	$380,711

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,941	$22,555
Accrued and other liabilities	11,837	13,045
Current portion of capital lease obligations	555	1,943
Current maturities of long-term debt	8,217	8,402
Total current liabilities	37,550	45,945
Long-term debt, less current maturities	199,040	203,508
Long-term obligation to related party	147,536	128,809
Related party payables, net	22,557	16,413
Asset retirement obligations	14,056	13,990
Long-term portion of capital lease obligations	—	555
Other non-current liabilities	7,223	6,772
Total liabilities	427,962	415,992
Stockholders’ deficit:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,883,224 and 21,853,224 shares issued and outstanding as of December 31, 2016 and 2015, respectively	219	218
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	—
Additional paid-in-capital	238,675	238,695
Accumulated deficit	(331,164)	(272,334)
Accumulated other comprehensive loss	(1,560)	(1,883)
Armstrong Energy, Inc.’s deficit	(93,830)	(35,304)
Non-controlling interest	23	23
Total stockholders’ deficit	(93,807)	(35,281)
Total liabilities and stockholders’ deficit	$334,155	$380,711

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(58,830)	$(162,141)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation (income) expense	(19)	145
Depreciation, depletion, and amortization	31,040	47,259
Amortization of debt issuance costs	1,636	1,538
Amortization of original issue discount	959	850
Asset retirement obligations	1,428	1,966
Asset impairment	4,431	137,678
Income from equity affiliate	(89)	(153)
Loss on termination of credit facility	403	—
Gain on sale of property, plant, and equipment	—	(266)
Non-cash charge on settlement with Thoroughbred	10,542	—
Non-cash activity with related party, net	14,330	16,337
Loss on partial disposal of investment in equity affiliate	320	—
Non-cash interest on long-term obligations	(8)	(4)
Change in working capital accounts:
Decrease in accounts receivable	1,210	7,529
Decrease (increase) in inventories	2,752	(4,010)
Increase (decrease) in prepaid and other assets	(587)	1,011
Increase in other non-current assets	(441)	(752)
Decrease in accounts payable and accrued and other liabilities	(6,690)	(10,865)
Increase in other non-current liabilities	623	121
Net cash provided by operating activities	3,010	36,243
Cash Flows from Investing Activities
Investment in property, plant, equipment, and mine development	(3,029)	(19,805)
Proceeds from partial disposal of investment in equity affiliate	500	—
Proceeds from sale of fixed assets	—	880
Net cash used in investing activities	(2,529)	(18,925)
Cash Flows from Financing Activities
Payment on capital lease obligations	(1,943)	(2,714)
Payments of long-term debt	(8,650)	(6,505)
Net cash used in financing activities	(10,593)	(9,219)
Net (decrease) increase in cash and cash equivalents	(10,112)	8,099
Cash and cash equivalents, at beginning of year	67,617	59,518
Cash and cash equivalents, at end of year	$57,505	$67,617

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Net loss	$(20,663)	$(1,995)	$(58,830)	$(162,141)
Depreciation, depletion, and amortization	8,146	7,836	31,040	47,259
Asset retirement obligation expenses	409	650	1,428	1,966
Non-cash production royalty to related party	1,915	1,845	7,121	7,879
Interest expense, net	8,728	8,235	34,183	34,685
Income taxes	—	(970)	117	(657)
Asset impairment and restructuring charges	1,050	—	4,431	138,679
Non-cash charge on settlement with Thoroughbred	10,542	—	10,542	—
Costs incurred evaluating strategic alternatives	1,313	—	2,389	—
Loss on extinguishment of debt	403	—	403	—
Non-cash employee benefit expense	105	167	419	668
Non-cash stock compensation (income) expense	3	(79)	(19)	145
Adjusted EBITDA	$11,951	$15,689	$33,224	$68,483

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “Adjusted EBITDA as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, costs incurred evaluating strategic alternatives, non-cash production royalty to related party, asset impairment and restructuring charges, non-cash charge on settlement with Thoroughbred, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.

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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202